EXHIBIT 99.1

Q: Your credentials in the dermatology space are impressive, but you're now leading a team with a diverse portfolio. Could you tell me a bit more about your experience with drug development?

"A: I have had the privilege to lead development in diverse pharmaceutical settings. In my most recent role at a small boutique company prior to joining Cellceutix, I expanded programs from what were largely aesthetic indications for botulinum toxin to include neurologic therapeutic indications, such as muscle movement disorders. Our development efforts also included a head-to-head clinical trial for an aesthetic indication comparing our drug product candidate to the market leader and brought the market cap of the company from a low of approximately $350 million to a high of approximately $1.1 billion. Prior to that in a large pharma setting, I had direct responsibility for autoimmunity, immunology and dermatology as well as indirect oversight regarding other therapy areas. I even had the opportunity to anchor a program in stem cells that didn't fit into existing development groups.

I am a Board-certified Dermatologist, have been involved in three successful drug development programs that have resulted in marketed products and have had a well rounded experience in small and large pharma."

Q: You mentioned in the last press release that you want to incorporate practices that have been proven "successful in my previous pharmaceutical experiences." Please add some color so shareholders can understand what type of strategies you're referring to.

"A: Some of the strategies that I intend to implement are what you could categorize as traditional core paradigms used in drug development. While seemingly simple on the surface, I'm sure you can image that drug development is a very complex process of decisions with certain fundamentals serving as the foundation to create an efficient process. In addition to these core paradigms, strategies are often benefitted by considering the broad potential of individual drug candidates. An example is to more broadly and in parallel explore potential clinical indications in which drug candidates may prove useful early in development as opposed to after a first indication is approved. The insights so gained aid tremendously in efficient clinical drug development strategy.

There are so many layers to drug development that it is impossible to detail the minutiae in any short order. I am fortunate that my experience with pharmaceutical companies from small upstarts to the world's biggest has provided me with years of hands on experience designing and implementing successful strategies that have led to drug approvals and significant growth in a company's valuation. From the outset, my directives are centered on establishing clear clinical strategies to develop our pipeline and recruiting additional experienced team members with the goal of commercializing new drugs and/or landing a major partner."

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Q: Many shareholders assumed Cellceutix was going into a Phase 3 trial with Prurisol TM. Why the decision to conduct a Phase 2b? Isn't there more value in a Phase 3 drug?

"A: Everyone likes to hear "Phase 3," as it implies nearing a New Drug Application with the FDA and potential commercialization. However, jumping right into Phase 3 studies without being properly aligned is not the best strategy to efficiently develop a drug and truly grow value and attract partners. The data from the first Phase 2 trial is very impressive and clearly showed a stronger therapeutic benefit at the 200mg dosing level in patients with moderate psoriasis, as measured by the Investigator's Global Assessment scale. I am very excited about the results that already suggest benefit starts at 2 weeks and further improves by the end of the study at 12 weeks. Let's say that this gave us a great 15,000-foot view of Prurisol TM activity. This is what an initial Phase 2 trial is for. The data certainly point to an even stronger clinical benefit at higher doses in patients with more severe disease. The purpose of the Phase 2b trial in patients with moderate to severe psoriasis is to better define dosing, examine responses using endpoint(s) that will be used in Phase 3 pivotal trials and to gain further experience with safety.

By studying Prurisol TM in this patient population and incorporating the Psoriasis Area and Severity Index (PASI) scoring method, we are generating a better perspective of Prurisol TM against historical performance of the approved oral drug, Otezla®, as well as the most potent drugs on the market today, the injectable biologics. That is an important step towards generating exactly what big pharma and the FDA will want to see. There is a rare opportunity here because patients often prefer oral drugs to injections. The data from Otezla® with respect to patients achieving a PASI 75 score is published and will likely serve as an important benchmark for us. If we can show Prurisol TM to be as effective or better than Otezla®, Prurisol TM should command tremendous value. I believe that companies with marketed biologics will be interested in adding a new, safe and efficacious oral drug to their marketing arsenal and that others looking to enter the psoriasis space will take notice as well. We are not going to leave this type of opportunity on the table by rushing prematurely into Phase 3.

So, to answer your question about more value in a Phase 3 drug, we're not just looking for "more" value; the way we're setting it up, we're looking to "maximize" value. "

Q: It's no secret that many shareholders want to see a partnership with a big pharma and regard it as a key to the success and funding of the company. I'd assume that someone with your background has many connections that could help in this effort. What are your thoughts on a partnership?

"A: Small pharmaceutical companies often share synergistic relationships with big pharma by providing innovative new drugs and receiving resources that enable efficient drug development. This is a very active aspect of successful drug development and I have been fortunate to participate in such activities from opposite sides at various times during my past experiences. This is now a prime goal at Cellceutix and trials will incorporate components that attract partners."

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Q: Prurisol TM uses the same active moiety as the approved HIV drug ZIAGEN®. That's great in that the FDA's 505(b)(2) pathway can expedite development. However ZIAGEN® is known to have side effects. Some don't seem to understand the difference between PrurisolTMand ZIAGEN®. Could you please explain why they aren't the same drug.

"A: Prurisol TM (abacavir (α-hydroxy)-acetate; abacavir glycolate) is a prodrug ester analog of abacavir that differs in form from ZIAGEN® (abacavir sulfate), which is a salt form of abacavir. Quite simply, it is not the same drug, but its shared similarity does allow us to leverage much of the data on ZIAGEN® in our development of Prurisol TM.

What you are referring to with respect to side effects is that ZIAGEN® has demonstrated increased risk for hypersensitivity reactions in patients who have the HLA-B*5701 allele. The risk is easily mitigated for PrurisolTMthrough readily available screening for the HLA-B*5701 allele and eliminating the small number of patients positive for the allele from receiving PrurisolTM. This de-risking is underscored by anearly 2,000-patients clinical study of ZIAGEN®utilizing companion diagnostics to screen for the allele that resulted in reducing immunologically-confirmed hypersensitivity reactions tozero. We're using the same methodology.

I'll add that we're not overly concerned about diminishing the market potential due to prevalence of the HLA-B*5701 allele in psoriasis patients. During the screening for clinical studies of Prurisol TM, only about 10.5% of patients were excluded due to HLA-B*5701. Overall, there are about 7.5 million Americans with psoriasis."

Q: Shareholders are frustrated with the pace of development of Brilacidin for ABSSSI. Can you give me your view on Brilacidin and moving it into a pivotal clinical trial?

"A: For starters, from what I've learned about Brilacidin recently, it is an incredibly promising drug for many, many applications. I believe that Brilacidin is a drug that is an ideal example where multiple potential indications can evolve in parallel as I mentioned earlier. It is also currently in active clinical trials for oral mucositis and ulcerative proctitis. The most effective strategy for further development will likely emerge once we have perspectives across all of these indications.

As it stands currently for ABSSSI, we have planned a response to FDA for the Special Protocol Assessment, but we are delaying its submission. I'll explain why.

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In my limited time so far at Cellceutix, I have been debriefed on all ongoing communications with the FDA and other pharmaceutical companies. I know that there is interest from different companies for different compounds in the pipeline. We are estimating that Phase 3 studies will cost approximately $30 million over about two years, which means we need to raise some additional capital to conduct that research and move forward with all the other drugs we're developing. I also believe that the Cellceutix share price is artificially depressed because of: a lawsuit that we believe was without merit yet took time and resources to reach its recent dismissal; and a generally negative bias towards the biotech sector on Wall Street.

That said, I believe that it is best for us to focus on the other more cost-effective trials at present and wait for upcoming milestones that can assist in recovery of CTIX share value so as to minimize dilution when raising capital for the ABSSSI trial. We already know that Brilacidin compares favorably to daptomycin in treating ABSSSI and have two other trials, oral mucositis and ulcerative proctitis, ongoing with the compound to further prove its merit in treating other indications. In my view, it is most prudent to circle back around to ABSSSI when we can draw upon available capital at a more shareholder-friendly valuation. Because of all the prep work, we can then squeeze that trigger and move forward expeditiously."

Q: Kevetrin TM has an Orphan Drug designation from the FDA for ovarian cancer. Can you tell me what your plan is for getting a mid-stage trial going for this indication?

"A: Kevetrin TM for ovarian cancer is a very high priority for us. Everything that I have seen on Kevetrin TM and its effect on p53 has me hopeful that we could have a blockbuster in hand. What we're doing right at this moment is making some modifications to the Phase 2 trial design in a manner that I believe will shorten the duration of the study. Our short-term goal of the planned ovarian cancer trial is aimed at unequivocally demonstrating modulation of p53 directly in tumor tissue, as well as associated clinical response measured by RECIST. Further, we believe that it will be an anchor if we can demonstrate that the response in rodents is mirrored in treatment of patients.

To accomplish this, we are doing studies in the lab in animal models of ovarian cancer aimed at demonstrating the effect of Kevetrin TM activation of p53 to treat the disease. This strategy should enable us to further anchor the effect of Kevetrin TM in the Phase 2 trial as it relates to key biologic measures. In my opinion, many companies make a mistake by prematurely jumping to a long-term endpoint such as progression-free survival, before proof of concept is firmly established. It is a compelling story to tell if you can see the effect of a compound in an animal model replicated in human studies. Kevetrin TM with a confirmed novel mechanism of action should get potential partners very excited. Our goal is to do a very rewarding deal with a major partner and for that to happen, we need to give them superb data.

I'll add that we are also actively working on different formulations of Kevetrin TM, including an oral formulation and different delivery methods. The Cellceutix team was already working on this area and I am completely on-board with filling a void in oncology to give patients better options for receiving their therapy. It goes without saying that a new, effective drug with a better delivery method has significant potential."

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Q: The trials of Brilacidin for ulcerative proctitis and Brilacidin-OM for oral mucositis are ongoing and you just covered some plans for the other lead compounds in the Cellceutix pipeline. I realize that you have only been with Cellceutix for a matter of days, but what else do you see on deck for the pipeline? I guess what I am wondering is how much you have vetted the compounds and if anything is jumping out at you.

"A: Let me first touch on the ulcerative proctitis (UP) and oral mucositis (OM) trials. The UP trial is progressing smoothly and barring any unforeseen complications, we think that we will have some interim results sometime next quarter. This is a proof-of-concept study, which I believe can have a significant impact on the value of the Brilacidin franchise by serving as a gateway to other gastrointestinal diseases and conditions.

The trial for Brilacidin-OM for the prevention and/or treatment of oral mucositis in head and neck cancer patients receiving chemoradiation has moved slower than expected, simply because of competing trials. We're bringing on additional sites with less competition to quicken enrollment. I've been involved with enough clinical trials to understand that slow enrollment sometimes happens and that requires steps to address it. It has also taught me to a have a slightly different view on significance for a particular indication. Many companies are trying to develop new treatments as FDA approved drugs for oral mucositis in cancer patients. That tells me that there is a great demand and companies see the value in it. If Brilacidin-OM, with its many novel properties, is successful in this trial, I believe its value would be considerable.

Overall, I'm pleased that we have a robust existing pipeline across multiple drug candidates and indications. I believe that there are many opportunities for future development of drugs simultaneously for multiple indications, including hard to treat infections, anti-inflammatory and immunomodulatory conditions. There is plenty ongoing to be excited about with all that we have presently moving forward and, as you noted, I have only been intimately involved for a limited amount of time. The key to success is strategy and efficient execution. With these as our highest priorities, we will continue to vet our compounds for additional value and move forward, as appropriate."

Q: Can you make a case that Cellceutix has great potential for new shareholders?

"A: I don't know that my belief in the potential of Cellceutix can be any better explained than by my own actions to forego other possible endeavors to become President and Chief Medical Officer of the company. That is being complemented by efforts to continue expansion of key management capabilities. Together, I expect these two factors will significantly enable Cellceutix to deliver on its vision. When I look at the compounds in the pipeline and what the company has achieved to date, my analysis is that this is a clear case of the sum of the parts being greater than the whole. Thank you for taking the time to interview me. Now I'll go back to executing our plans for success."

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